Exhibit 99.1

Superclick Inc.
Second Quarter Results Conference Call
June 26, 2008

Operator:    Good afternoon ladies and gentlemen and welcome to the First - Superclick Inc., First Quarter Results Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today Thursday, June 26th of 2008.

And, at this time I would like to turn the conference over to Jean Perrotti, Chief Financial Officer. Please go ahead sir.

JEAN PEROTTI:

Thank you, and good afternoon. Joining me on today’s call is Sandro Natale, Superclick’s chief executive officer.

Before we begin, I would like to remind you that during the course of this conference call, we will make forward-looking statements regarding, among other things, estimates and assumption regarding our future revenue growth and profitability. These statements are predictions that are subject to risks and uncertainties that may cause actual results to differ materially from our projections. By providing this information, we undertake no obligation to update or revise any projections or forward-looking statements, whether as a result of new developments or otherwise.

Please refer to our press release issued June 16, 2008 which is available on our Web site at www.superclick.com, our latest form 10-KSB for the year ended October 31, 2007, as well as our other filings made with the Securities and Exchange Commission, for additional discussion of risk factors that could cause actual results to differ materially from our current expectations.

I also want to mention before we proceed that all financial numbers are prepared, unless noted, in accordance with generally accepted accounting principles. Now, I will discuss key financial highlights from the Second quarter.

•	Total revenue was $1,838,306, an increase of $600,657, or almost 49% over the same period last year and $390,451, or 27% on a sequential basis;
•	Produced $1,019,243 of Gross Profit dollars with a margin in excess of 55%;

•	SG&A expenses were 21.3% of net sales at $390,674, compared to $435,703 or 35.2% of net sales last year for the same period. This represents a decrease of 10% and 4% on a sequential basis.
•	Operating profit was $568,226 compared to $202,023 last year, a 181.3% improvement.
•	Net income was $264,549 or $0.006 basic and $0.004 per diluted share.

As noted, our total revenue was approximately $1.8 million this quarter. Our revenue by segment was approximately $1 million in sales of our IP management platform, up 61% or $408,171 from the same period last year and approximately $762 thousand in sales for our services business, an increase of 33%, or $192,486 on a year-over-year basis. The improvements in each our business segments was mainly due to the increased installation type work compared to the same period last year.

Year to date rooms under support grew approximately 17,000

Balance Sheet

Let’s move now to the Balance Sheet. Total cash at the end of April increased $118,581 on a sequential basis to $944,877, and up $155,286, compared with $789,591 reported for the year ended October 31, 2007.

We ended the quarter with slightly more than $1 million in accounts receivable, an increase of $500 thousand, or about 50% on a sequential basis.

The accounts receivable plus cash on hand to trade accounts payable ration was 3.53:1. Our current assets improved to 62% of current liabilities from 50% reported last quarter. Included in the current liabilities is approximately $1.4 million of debt compared to approximately $1.6 million last quarter. The debt consists of $1,150,860 in debt in the form of a convertible debenture and $249,400 in the form of a note.

And now, Sandro will discuss our business operations.

SANDRO NATALE

Thank you, Jean.

We are pleased to report another solid quarter of performance at Superclick. We have repeatedly emphasized our commitment to building better technology and a deeper level of services to our customers as our primary objective and this message is being heard and embraced throughout the market. As a result, we are seeing more opportunities to extend the Superclick platform in both the retrofit market as well as for new-builds. And we continue to extend our footprint across all brands.

We recently attended the Hi-Tech Trade Show in Austin where we held several encouraging meetings with existing and prospective customers as well as key vendors. We continue to listen, to identify areas where we can extend our technology and service offerings to offer yet a broader, deeper and more differentiated level of service.

Despite more deterioration in the North American, as well as international economies, we are well-positioned because our proposition to customers is a value proposition. We believe that our platform and services provide the hospitality to the most tangible return on investment, and sets the stage for a next generation suite of services that hotel operators can leverage to drive branding and revenue, and most importantly, build awareness to guest loyalty programs.

If I can take a minute to discuss one of the exciting responses that we had to the marketplace over the last quarter: our Multi-Homing Application. This is a perfect example of how we have delivered our customers solutions that truly address their most immediate needs. Over the past few years, with a greater number of guests using the hotel’s network, and with a proliferation of bandwidth intensive applications being used by these guests including file-sharing and multi-media, hotels have been constrained from a bandwidth perspective to cope.

We responded by introducing our SIMS Multi-Homing application which increases the hotel’s internet access speed while addressing the network’s bandwidth bottlenecks. Our efforts were validated almost immediately with a purchase order from InterContinental Hotels Group for 111 properties to deploy our Multi-Homing application. We are now testing and will have ready for commercial resell Multi-Homing Standalone. This new product is no longer limited for our client base installation but can also be installed on a competitive incumbent HSIA gateway network. Once again we developed a product that addresses the hotels industry immediate pain on and off our footprint.

Our technology team is always looking at ways to improve our product offering in the effort to address the industry pains.

We remain encouraged with our long-term growth prospects for our IP management platform.

Now I’ll discuss the ongoing development of our Media Distribution System (MDS) application.

We have forged an alliance with a media marketing partner which has established partnerships with online advertisers along with traditional media advertising. One of their more senior marketing partners is rated as the number 4 online search engine after Google and Yahoo. This has reengaged Superclick talks with two major hotel chains which combined represents 10,000+ hotels or 850,000 rooms. Our face to face meetings with high level management such as VP Brands, VP Operations and VP Loyalty programs have shown great enthusiasm. We are pursuing two pilot projects representing 44,000 rooms . If the pilot is achieved these hotel brands will commit 5000+ hotels as first stage rollout. We look forward to updating our progress on this front over the next quarter. I feel confident that our MDS system along with our Media Marketing partner capabilities we will be the leaders in this space.

We are seeing increased activity in the Middle East and Asia. Our present client base such as Fairmont, Four Seasons, Mandarin Oriental and Intercontinental Hotels are now executing purchase orders for hotels in Dubai, Macau and other cities around China. This has now opened an opportunity for Superclick to expand our install base on 5 of 6 continents. We have also begun a special project for Saudi Telecom and Zhone technology for a country wide wireless hotspot deployment. Our SIMS. MaMA and MDS servers are presently being certified for interoperability with Saudi Tel’s client authentication system. I believe our software will over deliver and set us aside from the competition. 2008 will be a starting point to expand our foot print in this emerging area of world.

In 2008 we have begun exploring wireless voice over IP technologies to be overlayed over our present and future Wireless networks. This will increase our value proposition whereas we can leverage the customers wifi infrastructure by delivering other services over and above simple internet.

I want to thank-you for attending our quarterly call and I now will open the call for any questions.

Operator?

Note: There were no questions asked for the Q&A.